UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 30, 2009

AgFeed Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-33674	20-2597168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite A1001-1002, Tower 16, Hengmao Int'l Center
Nanchang City, Jiangxi Province, China 330003
(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code:     86-791-6669093

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 7.01.         Regulation FD Disclosure.

On October 6, 2008, AgFeed Industries, Inc. (the "Company") announced that key members of the Company's management had agreed to enter into one year share lock up agreements with the Company. This announcement was filed in a Current Report on Form 8-K filed with the SEC on October 7, 2008.  On December 24, 2008, the Company reported in a Current Report on Form 8-K filed with the SEC that, in connection with the gifting of shares to Mr. JunQing Xiong by Mr. Junhong Xiong, AgFeed's CEO, JunQing Xiong had agreed to entered into a lock up agreement similar to the one agreed to by Junhong Xiong with respect to all of his shares of the Company's common stock.  Each of these lock up agreements was scheduled to expire by their terms on October 6, 2009.

On September 30, 2009, each of Songyan Li, Feng Zhou, Zhengru Xiong, Yunlin Zheng and JunQing Xiong (each a "signatory") entered into new lock up agreements with the Company pursuant to which each signatory agreed generally not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant for the sale of, or otherwise dispose of or transfer shares of the Company's common stock for the period beginning on September 30, 2009 until October 6, 2010, except in limited circumstances.  JunQing Xiong's lock up agreement extends only to the shares that he received as a gift from Junhong Xiong in late 2008.  Under the terms of each of the new lock up agreements, each signatory may pledge some of his shares as collateral for a loan between the signatory and a bona fide lender.

On September 30, 2009, the Company consented to the pledge by each signatory of a portion of the shares of common stock held by such signatory in connection with a loan agreement each signatory has entered into with an unrelated third party lender. If consummated, the loan transactions would result in the pledge of an aggregate of 5,000,000 shares of the Company's common stock.  Each loan agreement provides for a three year term loan commencing on the date of funding.  The Company is not a party to these transactions and understands that they have not been consummated as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 6, 2009

AGFEED INDUSTRIES, INC.

By:	/s/ Gerard Daignault
Gerard Daignault
Chief Operating Officer